Contact:

Allison Wey

Vice President, Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL COMPANIES REPORTS

FIRST QUARTER 2011 RESULTS

Reports Adjusted Cash EPS of $0.96

Achieves Record Quarterly Gross Margin of $109.7 Million

Pre-tax Litigation Settlement Charge of $190.6 Million Results in GAAP Loss of $3.07 per Share

Woodcliff Lake, N.J., May 5, 2011 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today reported results for the first quarter ended March 31, 2011.

For the first quarter ended March 31, 2011, the Company reported total revenues of $233.0 million and gross margin of $109.7 million. There was a net loss from continuing operations of $108.8 million, or $3.07 per share, resulting from pre-tax litigation settlement expenses of $190.6 million. Excluding this item, adjusted income from continuing operations (non-GAAP measure) was $33.0 million. On an adjusted cash basis (non-GAAP measure), which excludes amortization expenses, income from continuing operations was $34.9 million, or $0.96 per diluted share for the first quarter 2011 (please see attached supplement).  This is compared to reported revenues of $291.9 million and adjusted cash basis income from continuing operations of $26.3 million, or $0.75 per diluted share for the same period in 2010, which included several one-time items.

First quarter 2011 revenues and gross margin of $233.0 million and $109.7 million, respectively, increased from the $227.0 million in net sales and $95.3 million in gross margin during the prior quarter (Q4 2010). The gross margin rate on the Company’s consolidated product portfolio increased to 47.1% versus 42.0% in the fourth quarter 2010.

The following is a product level discussion of first quarter 2011 results versus the fourth quarter 2010:

Key Product Sales

•

Metoprolol:  For the quarter ended March 31, 2011, net sales of metoprolol succinate were $63.4 million compared to net sales of $73.0 million in the fourth quarter 2010.  The decrease was driven by customer buying patterns.  Par Pharmaceutical, the Company’s generic drug division, is the authorized generic for all strengths of AstraZeneca’s Toprol XL®.

•

Propafenone Hydrochloride ER: Net sales for Propafenone Hydrochloride ER in the first quarter were $22.0 million. Par Pharmaceutical launched the product in the first quarter 2011 and remains the exclusive supplier of generic Rythmol SR®.

•

Amlodipine and Benazepril: Net sales for the first quarter 2011 were $18.2 million.  Par Pharmaceutical launched the product in the first quarter 2011.

•

Sumatriptan: Net sales of sumatriptan succinate were $16.7 million in the first quarter 2011 compared to $19.9 million in the fourth quarter 2010.  The decrease was due to customer buying patterns.  Par Pharmaceutical remained the exclusive supplier of generic Imitrex® 4mg and 6mg starter kits and 4mg prefilled cartridges and had one competitor in the 6mg prefilled cartridges throughout the first quarter.

•

Meclizine: Net sales for first quarter were $4.9 million compared to $5.4 million in the previous quarter.  The decrease was driven by customer buying patterns.

•

Other Generic Products: For the first quarter 2011, net revenues from all other generic products were $84.5 million. This compares to net sales of $104.9 million in the fourth quarter 2010.  The decrease is due to the seasonality of hydrocodone/chlorpheniramine, lower clonidine, as well as several non-recurring events that occurred in the fourth quarter. Adjusting for these events, Par experienced no erosion to Other Generic Products.

•

Megace® ES: Net sales were $14.1 million for the first quarter compared to $14.8 million in the fourth quarter 2010.

•

Nascobal® B12 Nasal Spray: Net sales were $3.9 million for the three months ended March 31, 2011 compared to $4.8 million in the fourth quarter 2010.

Gross margin for the first quarter 2011 increased 15.1% compared to the fourth quarter 2010 due primarily to the first quarter launches of propafenone and amlodipine/benazepril.  These gains were partially offset by lower metroprolol, sumatriptan, meclizine, and other generic product sales, as well a $2.4 million impact of U.S. healthcare reform.

	1Q 2011		4Q 2010
	$	%	$	%
Key Par (Generic) Products (1)	$ 50.6	40.4%	$ 26.4	27.2%

All other Par (Generic)	42.0	49.6%	52.5	49.8%

Total Par (Generic)	$ 92.6	44.1%	$ 78.9	38.8%

Strativa (Branded) Products	$ 17.1	73.7%	$ 16.4	68.6%

Total (All Products)	$ 109.7	47.1%	$ 95.3	42.0%

Operating Expenses

Net of the aforementioned litigation settlement expense (discussed in greater detail below), total operating expenses declined by 16% during the first quarter of 2011 as compared to the prior quarter as follows:

Research and development expenses were $10.7 million in the first quarter of 2011 compared to $12.9 million in the fourth quarter 2010.  The decrease was due to lower development costs.

Selling, general and administrative expenses for the first quarter 2011 decreased to $47.0 million compared to $52.1 million in the fourth quarter of 2010.  The decrease reflects lower expenditures of Strativa sales and marketing tempered by higher legal fees.

Settlements and loss contingencies expense

During the quarter the Company recorded a charge of $190.6 million related to a settlement in principle of AWP litigation claims related to federal contributions to state Medicaid programs in 49 states (excluding Illinois), and the claims of Texas, Florida, Alaska, South Carolina and Kentucky relating to their Medicaid programs for $154.0 million and with the State of Idaho for $1.7 million .  The balance of the $190.6 million charge is an accrual for estimated potential exposure for the remaining AWP matters .

Cash and cash equivalents and marketable securities

The aggregate balance as of March 31, 2011 was $284.5 million.

Product and Pipeline Update

In the first quarter 2011, the Company earned $4.3 million of royalty income resulting from Optimer Pharmaceuticals’ sale of certain rights in fidaxomicin to a third party.  Under the terms of the 2007 termination agreement, the Company is also entitled to royalty payments on future sales of fidaxomicin.

In April 2011, Par voluntarily discontinued shipment of all strengths of clonidine while its partner, Aveva, implements manufacturing process improvements.

In April, Par Pharmaceutical out-licensed the marketing and distribution rights of omeprazole sodium bicarbonate OTC capsules to PL Developments, a leading manufacturer and packager of store brand over-the-counter products.  Par Pharmaceutical will receive milestone payments upon certain events and a share of the profits.

Par Pharmaceutical, along with third-party partners, currently has approximately 30 ANDAs pending with the FDA, 12 of which it believes to be first-to-file opportunities.

Conference Call

Par Pharmaceutical Companies, Inc. (NYSE:PRX) announced today that it will host a conference call and live webcast on Thursday, May 5, 2011 at 9:00 AM ET to review results for the first quarter 2011.  The Company will release its financial results on May 5, 2011 before the market opens.

Access to the live webcast can be made via the Company's website at www.parpharm.com.

Dial-in Information

Domestic:	866-272-9941
International:	617-213-8895
Passcode:	31861139

A replay of the conference call will be available for two weeks approximately one hour after the call.

Replay Information

Domestic:	888-286-8010
International:	617-801-6888
Passcode:	34043387

Non-GAAP Measures

Par Pharmaceutical Companies, Inc. (“the Company”) believes it prepared its condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to accounting requirements of the Securities and Exchange Commission.  In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission.  The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in an attached schedule.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets.  In addition, management internally reviews the Company’s results excluding the impact of certain items, as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.  Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

About Par Pharmaceutical Companies, Inc.

Par Pharmaceutical Companies, Inc. is a US-based specialty pharmaceutical company.  Through its wholly-owned subsidiary’s two operating divisions, Par Pharmaceutical and Strativa Pharmaceuticals, it develops, manufactures and markets higher-barrier-to-entry generic drugs and niche, innovative proprietary pharmaceuticals. For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s most recent Annual Report on Form 10-K, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

# # #

PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Revenues:
Net product sales	$ 220,789	$ 288,278
Other product related revenues	12,163	3,654
Total revenues	232,952	291,932
Cost of goods sold	123,300	208,422
Gross margin	109,652	83,510
Operating expenses:
Research and development	10,710	4,652
Selling, general and administrative	46,945	41,235
Settlements and loss contingencies, net	190,560	62
Total operating expenses	248,215	45,949
Gain on sale of product rights and other	-	5,775
Operating (loss) income	(138,563)	43,336
Interest income	423	328
Interest expense	(150)	(908)
(Loss) income from continuing operations before provision for income taxes	(138,290)	42,756
(Benefit) provision for income taxes	(29,446)	16,330
(Loss) income from continuing operations	(108,844)	26,426
Discontinued operations:
Provision for income taxes	127	128
Loss from discontinued operations	(127)	(128)
Net (loss) income	($108,971)	$ 26,298

Basic (loss) earnings per share of common stock:
(Loss) income from continuing operations	($3.07)	$ 0.78
Loss from discontinued operations	(0.00)	(0.00)
Net (loss) income	($3.07)	$ 0.78

Diluted (loss) earnings per share of common stock:
(Loss) income from continuing operations	($3.07)	$ 0.75
Loss from discontinued operations	(0.00)	(0.00)
Net (loss) income	($3.07)	$ 0.75

Weighted average number of common shares outstanding:
Basic	35,500	33,929
Diluted	35,500	35,070

.

PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 256,173	$ 218,674
Available for sale marketable debt securities	28,371	27,866
Accounts receivable, net	117,966	95,705
Inventories	69,680	72,580
Prepaid expenses and other current assets	15,295	17,660
Deferred income tax assets	26,037	26,037
Income taxes receivable	54,920	18,605
Total current assets	568,442	477,127

Property, plant and equipment, net	71,777	71,980
Intangible assets, net	92,362	95,467
Goodwill	63,729	63,729
Other assets	6,298	5,441
Non-current deferred income tax assets, net	77,824	69,488
Total assets	$ 880,432	$ 783,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 24,759	$ 23,956
Payables due to distribution agreement partners	31,447	25,310
Accrued salaries and employee benefits	12,099	16,397
Accrued government pricing liabilities	30,371	32,169
Accrued legal fees	12,187	7,084
Accrued legal settlements	197,100	-
Accrued expenses and other current liabilities	6,368	6,674
Total current liabilities	314,331	111,590

Long-term liabilities	43,794	43,198
Commitments and contingencies	-	-

Stockholders' equity:
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued
39,349,408 and 38,872,663 shares	391	389
Additional paid-in capital	383,633	373,764
Retained earnings	220,158	329,129
Accumulated other comprehensive gain	83	137
Treasury stock, at cost 3,167,876 and 2,970,573 shares	(81,958)	(74,975)
Total stockholders' equity	522,307	628,444
Total liabilities and stockholders’ equity	$ 880,432	$ 783,232

Reconciliation Between Reported (GAAP); Adjusted (Loss) Income from Continuing Operations and “Cash EPS”
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
(Loss) Income from Continuing Operations	($108,844)	$ 26,426

Litigation settlements and contingencies	190,560	-
Sale of product rights	-	(5,000)
Non-cash interest expense	-	514
Sum of adjustments, pre-tax	$ 190,560	($4,486)
Estimated tax on adjustments	(48,714)	1,705
Adjusted Income from Continuing Operations (non-GAAP measure)	$ 33,002	$ 23,645

Amortization Expense	3,105	4,250
Estimated tax impact	(1,180)	(1,615)
Amortization Expense, net of tax	1,925	2,635
Adjusted Cash basis from Continuing Operations (non-GAAP measure)	34,927	26,280
“Cash EPS” from Continuing Operations (non-GAAP measure)	$ 0.96	$ 0.75

Diluted weighted average shares outstanding	36,402	35,070

	Three Months Ended
	March 31,	December 31,
	2011	2010
(Loss) Income from Continuing Operations	($108,844)	$ 17,630

Litigation settlements and contingencies, pre-tax	190,560	2,741
Estimated tax on adjustments	(48,714)	(1,042)
Adjusted Income from Continuing Operations (non-GAAP measure)	$ 33,002	$ 19,329

Amortization Expense	3,105	4,772
Estimated tax impact	(1,180)	(1,813)
Amortization Expense, net of tax	1,925	2,959
Adjusted Cash basis from Continuing Operations (non-GAAP measure)	34,927	22,288
“Cash EPS” from Continuing Operations (non-GAAP measure)	$ 0.96	$ 0.61

Diluted weighted average shares outstanding	36,402	36,345